Exhibit (c)(ii)
Preliminary and Confidential Draft Project [ C ] Kick-off materials 1 May 16th, 2023 Preliminary Draft

Preliminary Draft Agenda Working group introductions 1 Process discussion 3 Phase I deliverables and indicative timeline 4 Administrative items 2 Next steps 5

Preliminary Draft Special Committee working group Special Committee working group Management team (“Management”) For reference only ◼ Bob Udell, President, CEO and Director ◼ Fred Graffam, EVP & CFO ◼ Gaurav Juneja, President of Consumer ◼ John Lunny, CTO ◼ Dan Stoll, President of Commercial-Carrier ◼ Jennifer Spaude, SVP of Corporate Communications & IR ◼ Garrett Van Osdell, Chief Legal Officer & Corporate Secretary ◼ Gabe Waggoner, EVP of Operations ◼ Robert Currey, Chairman of Board ◼ Thomas Gerke, Director ◼ Roger Moore, Director ◼ Maribeth Rahe, Director Special Committee (“SC”) ◼ Jonathan Herbst, Partner & Head of North America Media & Telecommunications ◼ James Ben, Partner & Head of North America M&A ◼ Michael Speller, Partner & Head of North America Debt Advisory ◼ Ben Goldenberg, Director ◼ Charles Huyghues-Despointes, Director ◼ Keith Knobelauch, Vice President ◼ Marcos Robertson-Lavalle, Associate ◼ Patrick Cooney, Associate ◼ Derek Cunningham, Associate ◼ Austin Gausditis, Analyst ◼ Adrian Scott, Analyst ◼ Jamie Lynch, Analyst ◼ Aimee Hou, Analyst ProjectSeashoreSupport@Rothschildandco.com Rothschild & Co (“R&Co”) ◼ Robert Townsend, Partner and Co-Head of the Global M&A Practice ◼ Andrew Elken, Partner ◼ Alexander Greenberg, Associate ◼ Christopher Doherty, Associate Cravath, Swaine & Moore (“Cravath”) 1 Working group introductions 3

Preliminary Draft Administrative items 4 2 Administrative items S M T W Th F Sa 30 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 1 2 3 S M T W Th F Sa 28 29 30 31 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 1 S M T W Th F Sa 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 1 2 3 4 5 S M T W Th F Sa 30 31 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 1 2 May June July August * Key administrative items upon project kickoff ◼ Establish project name / confidential naming considerations □ Project Seashore □ Condor, Seagull, Blue Jay ◼ Establish internal communications protocols □ Among SC / R&Co / Cravath □ With Management □ With other professionals ◼ Establish external communications protocols □ With stakeholders (shareholders / creditors) □ Interaction with interested party (“IP”) □ Inbounds / interaction from 3rd parties ◼ Establish SC meeting cadence □ Weekly update calls □ Key deliverables dates (face-to-face meetings) Project Kickoff U.S. Holidays * Weekly touchpoints Q2 earnings (est., TBC)

Preliminary Draft Situation update 5 Review of Special Committee charter and objectives Debrief on discussions with IP to date (review of communication, key touchpoints, etc.), if any Other shareholder feedback, if any Update on inbound inquiry or interaction, if any Update on creditor discussions or interaction, if any 2 Administrative items 1 2 3 4 5

Preliminary Draft ◼ Ensure full understanding of proposal ◼ Develop an understanding of management’s business plan ◼ Determine standalone / intrinsic valuation of Company ◼ Shareholder value vs. proposal ◼ Determine required regulatory approvals ◼ Establish contact with IP to clarify proposed terms of proposal ◼ Review of management plan, model and forecast assumptions / sensitivities ◼ Management meeting / Q&A ◼ Benchmarking against peers / industry performance ◼ Capital needs for achievement of current Management plan / capital requirements to accelerate build plan ◼ Traditional valuation methodologies Evaluation of proposal / standalone value after evaluation of proposal Assessment of alternatives ◼ Alternative potential buyer universe (ability to transact, timing) ◼ Viability of potential asset sales (separability, timing and tax leakage) ◼ Capital markets assessments (ability to secure committed financing to refinance or solicit CoC waiver consent) ◼ Regulatory considerations ◼ Analyze potential alternative transactions / strategies ◼ Factors impacting probability of success B Special Committee process overview 6 Key objectives Key workstreams A Determine appropriate response to IP ◼ Develop appropriate communication strategy contingent on outcome of previous steps ◼ Process overlay, establish ground rules Step 2 ◼ Prepare formal response materials ◼ Determine best path for Special Committee to pursue Execution ◼ Establish process strategy and key milestones Step 3 Step 1 3 Process discussion

Preliminary Draft 7 Business plan assessment – work plan Process discussion Capital requirements of management plan ◼ Assess runway to fund its current business plan (and potential variations to the plan) ◼ Consider the timing of capex spend and how this may impact long-term plan, future funding requirements, etc. ◼ Quantify the amount of incremental capital the business would need to fund the current plan ◼ Evaluate how accessible the revolving credit facility may be given existing debt covenants Fiber deployment / legacy business strategy ◼ Key revenue growth drivers for business □ Residential / commercial fiber build plan, penetration rates and unit economics □ Carrier revenue plan and long-term outlook ◼ Assessment of profitability and long-term outlook for target EBITDA margins ◼ Capex strategy and market focus Analysis of business plan / Model review 3 ◼ Historical operating KPIs / financial results ◼ Long-term business plan ◼ Budget vs. actuals ◼ Detailed 2023 / 2024 budget ◼ Summary of fiber deployment strategy and progress to date ◼ Market penetration summary ◼ Strategic operations materials (i.e., headcount plans, market focuses, etc.) ◼ Commercial diligence / industry reports (e.g., Altman report, etc.) ◼ Board presentations related to business plan ◼ Details on funding of pension / OPEB ◼ Preferred stock calculation (if sold) □ Call protection □ Breakage calculation ◼ Pro forma capitalization table ◼ Lender register (from admin agent) and bondholders list (via an information agent) Formal diligence list to be shared following today’s meeting Key diligence items

Preliminary Draft Assessment of alternatives – Preliminary universe 8 Alternative Key points Status quo / remain publicly traded company Execute on plan ◼ Intrinsic valuation and discounted future share price ◼ Ability to self-sustain without supplemental financing ◼ Upside / downside risks to achievement of forecast plan Potential monetization of assets ◼ Near-term capital to focus on higher growth buildouts / accelerated build ◼ Potential balance sheet derisking ◼ Execution, valuation, timing and tax leakage to be evaluated Pursue transaction with IP ◼ Value of proposal vs. intrinsic value of standalone plan ◼ Analyze how to best create negotiating leverage ◼ Cost-benefit of transaction risk vs. plan execution risk ◼ Timing considerations Pursue alternative sale transaction / combination ◼ Buyer universe – potential interest / strategic value, ability to pay, timing ◼ Timing considerations vs. transaction with IP ◼ Feasibility of CoC waiver consent / new debt pricing and leverage capacity 1 3 2 Process discussion a b 3

Preliminary Draft Month May June Week 1 2 3 4 Day 15 16 17 18 19 22 23 24 25 26 29 30 31 1 2 5 6 7 8 9 General Weekly update calls 1a Analysis of business plan / model review 1a.1 Kick-off 1a.2 Share initial R&Co diligence list 1a.3 Receive / review initial management forecasts 1a.4 Management Q&A sessions 1a.5 Detailed benchmarking of plan 1a.6 Plan sensitivities 1a.7 Capital structure analysis 1a.8 Iteration of valuation considerations 1a.9 Presentation of initial valuation findings to Committee 1b Assessment of alternatives 1b.1 Review of status quo based on concurrent work in Step 1a 1b.2 Capital structure analysis / evaluate potential consent solicitation 1b.3 Evaluation of potential asset sales 1b.4 Assessment of potential strategic buyers (firepower, synergies, rationale) 1b.5 Assessment of potential financial buyers (ability to pay, returns analysis) 1b.6 Presentation of findings to Committee 2 Determine appropriate response to IP 2.1 Advisor initial outreach to IP on behalf of Company 2.2 Assessment of risk factors 2.3 Deliberation on potential strategic alternatives 2.4 Determine formal response strategy to IP 3 Execution 3.1 Provide formal response to IP 3.2 Pursue alternatives, if SC determines to do so 3.3 Consider external communications updates, if needed Phase I deliverables and indicative timeline Preliminary process timeline 9 Key action items and targeted timing to ensure an informed formal response is reached 4

Preliminary Draft Receive and review financial information from Management 2 Schedule in-person meeting with Management to review information received and engage in Q&A 3 Share initial diligence list with Management 1 Schedule meeting with regulatory counsel 4 Next steps 10 5 Next steps Determine appropriate treatment of preferred equity under potential change of control 5

11 Appendix

Preliminary Draft

Company's valuation in context

IP proposal implies 9.3x 2023E EBITDA and 8.3x 2024E EBITDA[1]

Implied valuation at key transaction milestones (in USDm, except for share price)

		Pre-13D filing price	Unaffected price	Interested Party proposal	Current price
Date	**Metric**	***March 7th, 2022***	***April 12th, 2023***	***April 13th, 2023***	***May 15th, 2023***
Price		**$4.71**	**$2.76**	**$4.00**	**$3.67**
% difference to 30-trading day VWAP	**$3.53**	*n.a.*	*n.a.*	*52%*	*4%*
% difference to 60-trading day VWAP	**$3.21**	*n.a.*	*n.a.*	*25%*	*14%*
% difference to 90-trading day VWAP	**$3.56**	*n.a.*	*n.a.*	*12%*	*3%*
% difference to 52-week high	**$8.49**	*n.a.*	*n.a.*	*(53%)*	*(57%)*
% difference to unaffected price	**$2.76**	*n.a.*	*n.a.*	*45%*	*33%*
(x) Fully diluted shares outstanding		116	117	120	120
Implied equity value		**$544**	**$324**	**$481**	**$441**
(+) Gross debt[2]		2,175	2,186	2,195	2,195
(-) Cash		(100)	(326)	(248)	(248)
(-) Short term investments		(111)	(88)	(88)	(88)
(+) Preferred equity (at liquidation preference)[3]		437	477	488	488
(+) Non-controlling interest		7	8	8	8
(-) Investments in affiliates		(110)	(10)	(9)	(9)
(+) Net underfunded pension[4]		163	95	95	95
Implied enterprise value		**$3,006**	**$2,665**	**$2,921**	**$2,881**
memo: Value of equity not owned by Interested Party		*n.a.*	*$215*	*$324*	*$297*
Implied EV / NTM adj. EBITDA [5]		***7.2x***	***8.4x***	***9.3x***	***9.1x***
Implied EV / FY+1 adj. EBITDA [6]		***7.1x***	***7.6x***	***8.3x***	***8.2x***

Sources Company filings, FactSet

Notes

1 Assumes consensus EBITDA estimates as of 5/15/2023
2 Gross debt includes finance leases
3 Liquidation preference inclusive of accumulated PIK interest
4 Net of illustrative deferred tax asset
5 Denotes EV / '22E EBITDA for "March '22 13D filing," EV / '23E EBITDA for other scenarios
6 Denotes EV / '23E EBITDA for "March '22 13D filing," EV / '24E EBITDA for other scenarios

12

Preliminary Draft 13 Disclaimer 1. Section name The accompanying materials were compiled on a confidential basis by Rothschild & Co US Inc. (“Rothschild & Co”) for the use and benefit of the Special Committee (the “Special Committee”) of the Board of Directors of Consolidated Communications Holdings, Inc. (the “Company”) solely in connection with its evaluation of the transaction referred to herein. Neither Rothschild & Co nor any of its affiliates, nor any of its or their respective officers, directors, employees, advisors, agents or representatives, represents or warrants as to the accuracy or completeness of any of the materials set forth herein. Nothing contained in the accompanying materials is, or shall be relied upon as, a promise or representation as to the past, present or future. It should be understood that these materials, including any valuations and/or estimates or projections contained in the accompanying materials, were prepared or derived from information supplied by the Company or derived from public sources, without any independent verification by Rothschild & Co. This information, including any valuations, estimates or projections, involves numerous and significant assumptions and subjective determinations by the Company’s management and other sources, which may or may not be correct, although the Company has represented that the materials are reasonably based. Rothschild & Co assumes no responsibility for independent verification of such information and has relied on such information being complete and accurate in all material respects. Accordingly, no representation or warranty, express or implied, can be made or is made by Rothschild & Co as to the accuracy or completeness of any such information or the achievability of any such valuations and/or estimates or projections. To the extent such information includes any estimates or projections of future financial performance, Rothschild & Co has assumed that such estimates or projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). The accompanying material does not represent an opinion as to the prices at which the Company, or any interests therein, actually would be acquired or sold. 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